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                                                                 Exhibit (12)(a)

                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                              THREE MONTHS
                                                  ENDED
                                                MARCH 31              YEAR ENDED DECEMBER 31
                                                  2005        2004    2003    2002      2001    2000
                                              ------------   ------  ------  -------   ------  ------
                                                                       (b)     (c)       (d)     (e)
Earnings as defined (a)
Pretax income from continuing operations      $        339   $  137  $   16  $  (433)  $ (428) $   (1)
Exclude equity basis subsidiaries                       (2)     (88)    (41)     (39)      68    (171)
Fixed charges as defined, adjusted to
   exclude capitalized interest of $1, $(25),
   $9, $16, $35 and $48 million for the three
   months ended March 31, 2005 and the years
   ended December 31, 2004, 2003,
   2002, 2001, and 2000, respectively (f)              137      638     590      432      479     417
                                              ------------   ------  ------  -------   ------  ------
Earnings as defined                           $        474   $  687  $  565  $   (40)  $  119  $  245
                                              ============   ======  ======  =======   ======  ======


Fixed charges as defined (a)
Interest on long-term debt                    $        132   $  560  $  531  $   404   $  420  $  420
Estimated interest portion of lease rental               1        4       7       10       11      11
Other interest charges                                   5       49      61       34       83      34
                                              ------------   ------  ------  -------   ------  ------
Fixed charges as defined                      $        138   $  613  $  599  $   448   $  514  $  465
                                              ============   ======  ======  =======   ======  ======
Ratio of earnings to fixed charges                    3.43     1.12       -        -        -       -
                                              ============   ======  ======  =======   ======  ======

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the year ended December 31, 2003, fixed charges exceeded earnings by $34 million. Earnings as defined include $95 million of asset impairments charges.

(c) For the year ended December 31, 2002, fixed charges exceeded earnings by $488 million. Earnings as defined include $602 million of asset impairments charges.

(d) For the year ended December 31, 2001, fixed charges exceeded earnings by $395 million. Earnings as defined include $323 million of asset impairments charges.

(e) For the year ended December 31, 2000, fixed charges exceeded earnings by $220 million. Earnings as defined include $329 million of asset impairments charges.

(f) Fixed charges, adjusted as defined, includes $25 million of interest cost that was capitalized prior to 2004 and subsequently expensed in 2004. .